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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                                        CONTACT:
                                                            CHRISTINE C. SCHMITT
                                                         CHIEF FINANCIAL OFFICER
                                                                  (248) 377-8523
                                                              LYNN M. KALINOWSKI
                                                        EXECUTIVE VICE PRESIDENT
                                                                  (248) 377-8542


                    LYNN KALINOWSKI NAMED PRESIDENT OF MEEMIC

AUBURN HILLS, MICH., JULY 10, 2001 - MEEMIC HOLDINGS, INC. (NASDAQ: MEMH) - announced today that Lynn Kalinowski has been selected to serve as acting President of MEEMIC Holdings, and its wholly owned subsidiary MEEMIC Insurance Company. In that capacity he will be responsible for the insurance operations of MEEMIC. Mr. Kalinowski currently serves as Executive Vice President and a Director of the Company.

Victor T. Adamo, Chairman and CEO of MEEMIC stated: "Lynn Kalinowski has been selected as the best person to lead the MEEMIC organization. Lynn is an experienced personal lines executive, having served in senior leadership positions at two personal lines companies in addition to his experience as a regulator with the Michigan Insurance Bureau. We are confident that under Lynn's leadership, MEEMIC will continue to fulfill its mission of service to its insureds and provide profitable results for its shareholders."

     Certain statements made in this release may constitute forward-looking statements as that term is defined in the federal securities laws. These forward-looking statements involve risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: an increase in the frequency and severity of claims; uncertainties inherent in reserve estimates; the occurrence of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; changing and implementing new salesforce contracts; increased competitive pressure; changing rates of inflation; a deterioration in general economic conditions; and other risks and uncertainties listed or discussed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

CORPORATE PROFILE:
     MEEMIC Holdings provides personal auto, homeowners, boat and umbrella coverages primarily for educational employees and their families through its wholly-owned subsidiary, MEEMIC Insurance Company. MEEMIC Insurance Company is rated A- (Excellent) by A.M. Best. This news release and other MEEMIC Holdings releases are available at no charge through MEEMIC's website (www.meemic.com).


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